EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or Carlynn Finn, Manager, Investor Relations.
(617) 796-8232
www.hptreit.com

Hospitality Properties Trust Announces 2011 Second Quarter Results

Newton, MA (August 9, 2011).  Hospitality Properties Trust (NYSE: HPT) today announced its financial results for the quarter and six months ended June 30, 2011.

Results for the Quarter Ended June 30, 2011:

Normalized funds from operations, or Normalized FFO, for the quarter ended June 30, 2011 were $110.2 million, or $0.89 per share, compared to Normalized FFO for the quarter ended June 30, 2010 of $100.0 million, or $0.81 per share.

Net income available for common shareholders was $44.2 million, or $0.36 per share, for the quarter ended June 30, 2011, compared to $15.7 million, or $0.13 per share, for the same quarter last year.  Net income available for common shareholders for the quarter ended June 30, 2011 includes a $7.3 million, or $0.06 per share, loss on asset impairment.  Net income available for common shareholders for the quarter ended June 30, 2010 includes a $6.7 million, or $0.05 per share, loss on extinguishment of debt and a $16.4 million, or $0.13 per share, loss on asset impairment.

The weighted average number of common shares outstanding was 123.5 million and 123.4 million for the quarters ended June 30, 2011 and 2010, respectively.

A reconciliation of net income determined according to U.S. generally accepted accounting principles, or GAAP, to FFO and Normalized FFO for the quarters ended June 30, 2011 and 2010 appears later in this press release.

Results for the Six Months Ended June 30, 2011:

Normalized FFO for the six months ended June 30, 2011 were $212.7 million, or $1.72 per share, compared to Normalized FFO for the six months ended June 30, 2010 of $194.3 million, or $1.57 per share.

Net income available for common shareholders was $89.8 million, or $0.73 per share, for the six months ended June 30, 2011, compared to $49.1 million, or $0.40 per share, for the same period last year.  Net income available for common shareholders for the six months ended June 30, 2011, includes a $7.3 million, or $0.06 per share, loss on asset impairment.  Net income available for common shareholders for the six months ended June 30, 2010 includes a $6.7 million, or $0.05 per share, loss on extinguishment of debt and a $16.4 million, or a $0.13 per share, loss on asset impairment.

The weighted average number of common shares outstanding was 123.4 million for the six months ended June 30, 2011 and 2010.

A reconciliation of net income determined according to GAAP to FFO and Normalized FFO for the six months ended June 30, 2011 and 2010 appears later in this press release.

Hotel Portfolio Performance:

For the quarter ended June 30, 2011 compared to the same period in 2010: average daily rate, or ADR, increased 3.5% to $93.64; occupancy increased 3.3 percentage points to 76.2%; and, as a result, revenue per available room, or RevPAR, increased by 8.2% to $71.35.

For the six months ended June 30, 2011 compared to the same period in 2010: ADR increased 2.8% to $93.60; occupancy increased 3.3 percentage points to 71.9%; and, as a result, RevPAR increased by 7.8% to $67.30.

Tenants and Managers:

As previously announced, on June 14, 2011, HPT entered into an agreement to re-align and extend its Marriott No. 2, 3 and 4 contracts with Marriott International, Inc. (NYSE: MAR), or Marriott.  The new agreement covering 71 hotels was effective retroactively to January 1, 2011.  The combined minimum returns due to HPT under the new agreement remain unchanged at $98.4 million per year.  Under the new agreement, HPT has agreed to fund approximately $102.0 million for general refurbishment of the hotels.  As such funding is advanced by HPT, the amounts of its minimum returns will increase by 9% per annum of the amounts funded.  Also, the security deposits under the historical contracts were combined and HPT will continue to utilize the security deposit to cover any shortfalls in the payment of the minimum amounts contractually required for all 71 hotels.  If the security deposit becomes exhausted, Marriott has provided a limited guaranty of 90% of the minimum returns due to HPT.  During the six months ended June 30, 2011, the net cash flows generated by the operations of these hotels were $15.4 million less than the minimum amounts contractually required.  Also, during the period between June 30, 2011 and August 8, 2011, the amounts HPT received for this portfolio were $0.6 million less than the minimum returns due.  HPT applied the available security deposit to cover these shortfalls.  The retroactive effective date of the agreement had the net effect of increasing the amount of payment shortfalls during the six months ended June 30, 2011 that were covered by the security deposit by $4.1 million, or $0.03 per share.  At August 8, 2011, the remaining balance of the security deposit for the new agreements held by HPT was $2.4 million.

Also as previously announced, on July 25, 2011, HPT entered into an agreement to revise and extend its four contracts with InterContinental Hotels Group, plc (LON: IHG; NYSE: IHG (ADRs)), or InterContinental.  The new agreement covering 130 hotels was effective July 1, 2011.  The combined minimum returns and rents due to HPT under the new agreement remain unchanged at $153.1 million per year.  Under the new agreement, HPT has agreed to a renovation program for all the hotels included in the contract pursuant to which HPT expects to invest approximately $300.0 million.  As HPT funds these renovations, the amounts of its minimum returns will increase by 8% per annum of the amounts funded.  Also, the security deposit HPT holds for the historical contracts will continue to secure payments to HPT under the new agreement.  In addition, InterContinental has provided $37.0 million to HPT to supplement this security deposit.  During the six months ended June 30, 2011, the net cash flows generated by the operations of these hotels were $9.3 million less than the minimum amounts contractually required.  Also, during the period between June 30, 2011 and August 8, 2011, the amounts HPT received for this portfolio were $0.3 million more than the minimum returns and rents due.  HPT increased the available security deposit by the additional amounts received.  At August 8, 2011, the remaining balance of the security deposit for the new agreement held by HPT was $64.9 million.

As of August 8, 2011, all other payments due to HPT from its managers and tenants under its operating agreements are current.

Acquisitions and Dispositions:

As part of the agreement to re-align and extend HPT’s contracts with Marriott, 21 hotels will be offered for sale.  The 21 hotels include nine TownPlace Suites hotels, six Residence Inn hotels, five Courtyard hotels and one Marriott hotel.  As of June 30, 2011, the net book value, after impairment writedowns, for these hotels was approximately $131.4 million.  HPT has begun the sales process for these 21 hotels and expects to complete the sales by year end 2011.  HPT will retain the net sales proceeds from any hotels sold and the amount of minimum returns due from Marriott will be reduced by 9% per annum of the net sales proceeds.  The sale of these hotels is subject to various contingencies; accordingly, HPT cannot provide any assurance that it will sell any of these 21 hotels.

As part of the agreement to revise and extend HPT’s contracts with InterContinental, 42 hotels may be rebranded or offered for sale.  As of June 30, 2011, the net book value, after impairment writedowns, for these hotels was approximately $332.1 million.  HPT will retain the net sales proceeds from any hotels sold and the amount of minimum returns due from InterContinental will be reduced by 8% per annum of the net sales proceeds.  HPT cannot provide any assurance that it will sell any hotels it decides to offer for sale, if any.  In July 2011, HPT sold a Holiday Inn in Memphis, TN which was previously managed by InterContinental.  HPT received net sales proceeds of approximately $6.9 million and HPT’s minimum returns due from InterContinental were reduced by 8% per annum of the net sales proceeds.

During the quarter ended June 30, 2011, HPT incurred approximately $0.8 million of acquisition related costs for a potential acquisition of hotel properties.  HPT is continuing to work towards this potential acquisition, but there can be no assurance any agreement will be reached to acquire any hotel properties.

Conference Call:

On Tuesday, August 9, 2011, at 1:00 p.m. Eastern Daylight Time, John Murray, President and Chief Operating Officer, and Mark Kleifges, Treasurer and Chief Financial Officer, will host a conference call to discuss the results for the quarter and six months ended June 30, 2011. The conference call telephone number is (800) 230-1074.  Participants calling from outside the United States and Canada should dial (612) 288-0329.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through Tuesday, August 16, 2011.  To hear the replay, dial (320) 365-3844.  The replay pass code is 179302.

A live audio webcast of the conference call will also be available in a listen only mode on the company’s website, which is located at www.hptreit.com.  Participants wanting to access the webcast should visit the company’s website about five minutes before the call.  The archived webcast will be available for replay on HPT’s website for about one week after the call. The recording and retransmission in any way of HPT’s second quarter conference call is strictly prohibited without the prior written consent of HPT.

Supplemental Data:

A copy of HPT’s Second Quarter 2011 Supplemental Operating and Financial Data is available for download at HPT’s website, www.hptreit.com.  HPT’s website is not incorporated as part of this press release.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 288 hotels and 185 travel centers located in 44 states, Puerto Rico and Canada. HPT is headquartered in Newton, MA.

Hospitality Properties Trust

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND NORMALIZED FUNDS FROM OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Hotel operating revenues (1)	$230,335	$195,967	$427,872	$365,274
Rental income (1)	78,240	80,593	157,773	160,079
FF&E reserve income (2)	5,234	5,831	10,148	11,146
Total revenues	313,809	282,391	595,793	536,499

Expenses:
Hotel operating expenses (1)	152,814	130,057	282,567	235,457
Depreciation and amortization	57,630	60,726	113,944	121,263
General and administrative	10,190	9,731	19,454	19,313
Acquisition related costs (3)	763	—	763	—
Loss on asset impairment (4)	7,263	16,384	7,263	16,384
Total expenses	228,660	216,898	423,991	392,417

Operating income	85,149	65,493	171,802	144,082

Interest income	14	33	43	183
Interest expense (including amortization of deferred financing costs and debt discounts of $1,508, $1,735, $3,009 and $4,140, respectively)	(33,331)	(34,987)	(66,670)	(71,892)
Equity in earnings (losses) of an investee	46	(24)	83	(52)
Loss on extinguishment of debt (5)	—	(6,720)	—	(6,720)
Income before income taxes	51,878	23,795	105,258	65,601
Income tax expense	(235)	(585)	(567)	(1,526)
Net income	51,643	23,210	104,691	64,075
Preferred distributions	(7,470)	(7,470)	(14,940)	(14,940)
Net income available for common shareholders	$44,173	$15,740	$89,751	$49,135

Calculation of Funds from Operations (FFO) and Normalized FFO:

Net income available for common shareholders	$44,173	$15,740	$89,751	$49,135
Add: Depreciation and amortization	57,630	60,726	113,944	121,263
FFO (6)	101,803	76,466	203,695	170,398
Deferred percentage rent (7)	395	454	936	788
Acquisition related costs (3)	763	—	763	—
Loss on asset impairment (4)	7,263	16,384	7,263	16,384
Loss on extinguishment of debt (5)	—	6,720	—	6,720
Normalized FFO(6)	$110,224	$100,024	$212,657	$194,290

Weighted average common shares outstanding	123,450	123,389	123,447	123,385

Per common share amounts:
Net income available for common shareholders	$0.36	$0.13	$0.73	$0.40
FFO (6)	$0.82	$0.62	$1.65	$1.38
Normalized FFO(6)	$0.89	$0.81	$1.72	$1.57

See Notes on page 7

Hospitality Properties Trust

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS

Real estate properties:
Land	$1,349,519	$1,377,074
Buildings, improvements and equipment	4,645,936	4,882,073
	5,995,455	6,259,147
Accumulated depreciation	(1,269,406)	(1,370,592)
	4,726,049	4,888,555

Properties held for sale	178,106	47,060
Cash and cash equivalents	3,253	4,882
Restricted cash (FF&E reserve escrow)	51,686	80,621
Other assets, net	188,411	171,168
	$5,147,505	$5,192,286

LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$153,000	$144,000
Senior notes, net of discounts	1,887,124	1,886,356
Convertible senior notes, net of discounts	78,143	77,484
Mortgage payable	—	3,383
Security deposits	81,175	105,859
Accounts payable and other liabilities	98,654	107,297
Due to affiliate	3,130	2,912
Dividends payable	4,754	4,754
Total liabilities	2,305,980	2,332,045

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest; no par value; 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; 3,450,000 shares issued and outstanding, aggregate liquidation preference $86,250	83,306	83,306
Series C preferred shares; 7% cumulative redeemable; 12,700,000 shares issued and outstanding, aggregate liquidation preference $317,500	306,833	306,833
Common shares of beneficial interest, $0.01 par value; 150,000,000 shares authorized; 123,454,235 and 123,444,235 shares issued and outstanding, respectively	1,235	1,234
Additional paid in capital	3,462,412	3,462,169
Cumulative net income	2,147,204	2,042,513
Cumulative other comprehensive income	4,620	2,231
Cumulative preferred distributions	(198,341)	(183,401)
Cumulative common distributions	(2,965,744)	(2,854,644)
Total shareholders’ equity	2,841,525	2,860,241
	$5,147,505	$5,192,286

(1)

At June 30, 2011, we owned 289 hotels, including one hotel which was subsequently sold in July 2011; 234 of these hotels are leased to our taxable REIT subsidiaries and managed by independent hotel operating companies and 55 are leased to third parties. Our 185 travel centers are leased under two agreements. Our consolidated statements of income include hotel operating revenues and expenses of managed hotels and rental income from our leased hotels and travel centers. Certain of our managed hotel portfolios had net operating results that were, in the aggregate, $6,165 and $12,159 less than the minimum returns due to us in the three months ended June 30, 2011 and 2010, respectively, and $31,222 and $40,749 less than the minimum returns due to us in the six months ended June 30, 2011 and 2010, respectively. We reflect these amounts in our consolidated statements of income as a reduction to hotel operating expenses when the minimum returns were funded by the manager of these hotels under the terms of our operating agreements or applied from the security deposits we hold.

(2)

Various percentages of total sales at our hotels are escrowed as reserves for future renovations or refurbishment, or FF&E reserve escrows. We own all the FF&E escrows for our hotels. We report deposits by our third party tenants into the escrow accounts as FF&E reserve income. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income.

(3)	Represents costs associated with a potential acquisition of hotel properties.

(4)

In connection with a decision to pursue the sale of four of our InterContinental hotels, we recorded a $16,384, or $0.13 per share, loss on asset impairment in the second quarter of 2010 to reduce the carrying value of these hotels to their estimated fair value less costs to sell. We further decreased the carrying values of these four hotels during the three months ended June 30, 2011, and recorded a $315 loss on asset impairment. In connection with our decision to sell 21 hotels as part of our June 2011 agreement with Marriott, we recorded a $3,081, or $0.02 per share, loss on asset impairment in the second quarter of 2011 to reduce the carrying value of 14 of these hotels to their estimated fair value less costs to sell. Also, in performing our periodic evaluation of real estate assets for impairment during the second quarter of 2011, we revised our value assumptions regarding one InterContinental hotel that we are considering selling as part of our July 2011 agreement with InterContinental. As a result, we recorded a $3,867, or $0.03 per share, loss on asset impairment during the second quarter of 2011 to reduce the carrying value of this hotel to its estimated fair value.

(5)

During the second quarter of 2010, we recorded a $6,720, or $0.05 per share, loss on the extinguishment of debt relating to our repurchase of $185,696 face amount of our 3.8% convertible senior notes due 2027 for an aggregate purchase price of $185,626, excluding accrued interest. The loss on extinguishment of debt is net of unamortized issuance costs and discounts of $7,260, $1,058 of the equity component of the notes and $588 of transaction costs.

(6)

We calculate FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or NAREIT, which is net income, calculated in accordance with U.S. generally accepted accounting principles, or GAAP, excluding gain or loss on sale of properties, plus real estate depreciation and amortization.  Our calculation of Normalized FFO differs from NAREIT FFO because we include percentage rent and exclude loss on early extinguishment of debt, impairment of assets and acquisition related costs.  We consider FFO and Normalized FFO to be appropriate measures of performance for a REIT, along with net income and cash flow from operating, investing and financing activities.  We believe that FFO and Normalized FFO provides useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO can facilitate a comparison of operating performances between periods.  FFO and Normalized FFO are among the factors considered by our Board of Trustees when determining the amount of distributions to shareholders.  Other factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future capital requirements and operating performance.  FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income or cash flow from operating activities, determined in accordance with GAAP, as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs.  We believe that in order to facilitate a clearer understanding of our consolidated historical operating results, these measures should be considered in conjunction with net income and cash flow from operating activities as presented in our Consolidated Statements of Income and Consolidated Statements of Cash Flows.  Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

(7)

In calculating net income, we recognize percentage rental income received for the first, second and third quarters in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this revenue until the fourth quarter for purposes of calculating net income, we include these estimated amounts in the calculation of Normalized FFO for each quarter of the year. The fourth quarter Normalized FFO calculation excludes the amounts recognized during the first three quarters.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THE FOREGOING PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON HPT’S CURRENT BELIEFS AND EXPECTATIONS.  HOWEVER, THESE FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND THEY MAY NOT OCCUR FOR VARIOUS REASONS, SOME OF WHICH ARE BEYOND HPT’S CONTROL.  FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT HPT IS HOLDING AND HAS APPLIED OR MAY CONTINUE TO APPLY SECURITY DEPOSITS TO COVER THE SHORTFALL OF THE PAYMENTS IT HAS RECEIVED OR EXPECTS TO RECEIVE UNDER ITS HOTEL CONTRACTS COMPARED TO THE MINIMUM PAYMENTS DUE TO HPT UNDER THESE CONTRACTS.  THE SECURITY DEPOSITS WHICH HPT IS HOLDING ARE IN LIMITED AMOUNTS:  APPROXIMATELY $2.4 MILLION FOR THE NEW MARRIOTT AGREEMENT AND APPROXIMATELY $64.9 MILLION FOR THE NEW INTERCONTINENTAL AGREEMENT EACH AS OF AUGUST 8, 2011.  THERE CAN BE NO ASSURANCE REGARDING THE AMOUNTS OF PAYMENTS HPT MAY RECEIVE IN THE FUTURE UNDER ITS CONTRACTS AND FUTURE SHORTFALLS MAY EXCEED THE AMOUNTS OF THE SECURITY DEPOSITS HPT HOLDS.  MOREOVER, THESE SECURITY DEPOSITS ARE NOT ESCROWED OR OTHERWISE SEGREGATED FROM HPT’S OTHER ASSETS AND LIABILITIES; ACCORDINGLY, WHEN HPT APPLIES THESE SECURITY DEPOSITS TO COVER MINIMUM PAYMENTS DUE, IT WILL RECORD INCOME BUT IT WILL NOT RECEIVE ANY CASH.

•                  THIS PRESS RELEASE STATES THAT IF THE SECURITY DEPOSIT HPT HOLDS UNDER ITS NEW MARRIOTT AGREEMENT SHOULD BE EXHAUSTED, MARRIOTT HAS PROVIDED A LIMITED GUARANTEE OF UP TO 90% OF HPT’S MINIMUM RETURNS.  THIS STATEMENT IMPLIES MARRIOTT WILL BE ABLE OR WILLING TO FULFILL ITS OBLIGATION UNDER THIS GUARANTY IN THE FUTURE, OR THAT FUTURE SHORTFALLS WILL NOT EXCEED THE GUARANTY CAP.  HPT CAN PROVIDE NO ASSURANCE WITH REGARD TO MARRIOTT’S FUTURE ACTIONS OR THE FUTURE PERFORMANCE OF ITS HOTELS.

•                  THIS PRESS RELEASE STATES THAT HPT IS CURRENTLY IN THE PROCESS OF SELLING 21 MARRIOTT BRANDED HOTELS BY YEAR END 2011 AND IT IS CURRENTLY EVALUATING WHICH OF THE 42 INTERCONTINENTAL BRANDED HOTELS MAY BE OFFERED FOR SALE.  AS A RESULT OF THESE ACTIVITIES, HPT HAS REDUCED THE CARRYING AMOUNT OF CERTAIN OF THESE HOTELS TO THEIR ESTIMATED FAIR VALUE LESS COSTS TO SELL.  IN FACT, THE SALE OF THESE HOTELS MAY BE DELAYED, HPT MAY BE UNABLE TO SELL ANY OF THESE HOTELS OR MAY SELL THE HOTELS AT AMOUNTS THAT ARE LESS THAN THEIR ADJUSTED CARRYING VALUES.

THE INFORMATION CONTAINED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING UNDER “RISK FACTORS” IN OUR PERIODIC REPORTS, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER

MATERIALLY FROM THOSE STATED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS.  OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE ON ITS WEBSITE AT WWW.SEC.GOV.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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